SALE AND PURCHASE AGREEMENT

          This Sale and Purchase Agreement (“Agreement”) dated as of the 15th day of May, 2009, by and between Doral Energy Corp.., (“Purchaser”), and [Slape Oil Company, Inc.] Jimmy Slape, Individually (“Seller”).

ARTICLE 1 SALE

Sale of Stock

          1.01 Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser all of the issued and outstanding capital stock of Slape Oil Company, a Texas Corporation, (hereinafter referred to as “Company”), and Purchaser agrees to purchase such stock.

ARTICLE 2

SELLER’S REPRESENTATIONS AND WARRANTIES

          Seller hereby represents and warrants to Purchaser that the following facts and circumstances are and at all times up to the Closing Date will be true and correct:

Organization

          2.01. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas (state of incorporation) and is qualified to do business in the State of Texas. Company has all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on its business as now being conducted. Company’s certificate of incorporation, articles of incorporation, and bylaws as currently in effect have heretofore been made available for inspection to Purchaser or the agents of Purchaser.

Taxes

          2.06. All federal, state, local, and foreign income, ad valorem, excise, sales, use, payroll, unemployment, and other taxes and assessments (“Taxes”) that are due and payable by company or by Seller on behalf of Company have been properly computed, duly reported, fully paid, and discharged. There are no unpaid Taxes that are or could become a lien on the property or assets of Company or require payment by Company, except for current Taxes not yet due and payable. Company has not incurred any liability for penalties, assessments, or interest under the Internal Revenue Code. No unexpired waiver executed by or on behalf of Company with respect to any Taxes is in effect. Seller will be responsible for payment of any unpaid taxes at the time of the closing hereof. In that connection, Purchaser will be given credit at closing for the estimated income taxes owed by Company for the period of the calendar year 2009 prior to the date of closing.

Oil and Gas Properties

          2.07. Exhibit A, which is attached to this Agreement, contains, among other things, a complete and accurate legal description of each oil and gas property owned by, leased to, or leased by Company; All of the material oil and gas leases are valid and in full force. There does not exist any default or event that with notice, lapse of time, or both will constitute a default under any of these lease agreements. All personalty used by Company in its business are set forth on Exhibit B attached hereto. In that connection, it is acknowledged that Purchaser has inspected the property and premises and satisfied itself as their Physical and Environmental condition, both surface and subsurface, and that Purchaser accepts all interest, described in Exhibit A attached hereto in their "as is, where is” condition. Further, Seller and Purchaser agree that the surface owner or lessee of the oil and gas property described as Spitler Lease will have the use of the casing head gas produced from said oil and gas well without cost to the surface owner or lessee for the productive life of the oil and gas well or wells on the property.

Inventories

          2.08. All inventories owned by Company (“Inventories”) consist of items of a quality and quantity usable and saleable in the ordinary course of business by Company. All items included in the Inventories are the property of Company, except for sales made in the ordinary course of business. Purchaser acknowledges and agrees the inventory of produced crude oil on hand at the end of the day on the day immediately preceding the closing date, as defined in Section 7.03, hereof shall be purchased by Purchaser at the actual prices received by the Seller for oil and gas sales during the month of the Closing Date, and the proceeds of such purchase shall be remitted by Purchaser to Seller at the closing hereof.

Other Tangible Personal Property

          2.09. The equipment, furniture, fixtures, and other personal property described in Exhibit B attached to this Agreement constitute all the items of tangible personal property owned by, in the possession of, or used by Company in connection with Company’s business except Inventories. Except as stated, no personal property used by Company in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security agreement or is located any place other than in the possession of Company.

Other Intangible Property

          2.10. Exhibit C attached to this Agreement is a true and complete list of all intangible assets, other than those specifically referred to elsewhere in this Agreement, and the location of evidences of title to such intangible assets.

Title to Assets and Properties

          2.11. Company has good and marketable title to all of its assets and properties, tangible and intangible, that are material to Company’s business and future prospects. These assets and properties constitute all of the assets and interests in assets that are used in Company’s business. All of these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, and restrictions.

          Company is in possession of all premises and oil and gas leases leased to Company from others. Except as set forth in the appropriate exhibit listing such assets, no officer, director, or employee of Company, nor any spouse, child, or other relative of any of these persons owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased by Company or in any copyrights, patents, trademarks, trade names, or trade secrets licensed by Company. Company does not occupy any real property in violation of any law, regulation, or decree that would materially adversely affect its business or future prospects.

Insurance Policies

          2.12. Exhibit D attached to this Agreement is a list and description of all insurance policies concerning the assets and properties and all officers, directors, and employees of Company. Company has maintained and now maintains insurance on all of the assets and properties of a type customarily insured. The insurance covers property damage by fire or other casualty, as well as adequately protects against all normal liabilities, claims, and risks against which it is customary to insure. Purchaser acknowledges that Purchaser has had the opportunity to inspect and approve such policies.

Contracts

          2.13. Exhibit E attached to this Agreement contains true and corrects lists, with copies when available, of all material oral and written contracts or arrangements obligating Company, including without limitation, union contracts, guarantees, bids, commitments, join venture or partnership agreements, contract with municipalities, pledges and other security agreements, and copies of standard form customer contracts and operating agreements relating to oil and gas properties. For purposes of this Paragraph 2.13, the term “material contract” means: (a) one, that, if in the ordinary course of business, obligates Company in an amount in excess of $5,000.00, or if the aggregate total of all contract from like transactions exceeds such amount; and (b) one that, if not in the ordinary course of business, obligates Company in an amount in excess of $5,000.00, or if the aggregate total of all such contracts for like transactions exceeds such amount.

Purchaser shall have the right to review any material or nonmaterial contract upon request. Exhibit E also sets forth a list of all persons or entities whose consents are required to be obtained under any contract with respect to the consummation of this transaction by Seller and Company. There are no other consents or approvals required from any other third party with respect to this transaction. Except as set forth in Exhibit E, Company is not a party to, nor are Company’s assets and properties bound by, any distributor’s or manufacturer’s representative, agency agreement, output or requirements agreement, agreement not entered into in the ordinary course of business, indenture, mortgage, deed of trust, lease or any agreement that is unusual in nature, duration, or amount. There is not default or event that with notice, lapse of time, or both will constitute a default by any party to any of the material contracts listed in Exhibit E. Company has not received any notice that any party to any of the contracts listed in Exhibit E intends to cancel or terminate any of the contracts or to exercise or not exercise any options under any of the contracts. Neither Seller nor Company is a party to, nor are Company’s assets or properties bound by, any contract that is materially adverse to the business, property, or financial condition of Company.

Laws and Regulations

          2.14. Company is not in default or in violation of any law; regulation; court order; or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located, that would materially adversely affect its business or future prospects.

Litigation

          2.15. Except as disclosed in Exhibit F attached to this Agreement, there are no pending, outstanding, or threatened claims; legal, administrative, or other proceedings; or suits, investigations, inquiries, complaints, notices of violation, judgments, injunctions, orders, directives, or restrictions against or involving Company or any of the assets, properties, or business of Company or any of Company’s officers, directors, employees, or stockholders that will materially adversely affect Company, its assets, properties, or business. To the best of Seller’s and Company’s knowledge and belief, after conducting a due diligence investigation, there is no basis for any of these proceedings against any of Company’s assets, properties, person, or entities. Seller has furnished or made available to Purchaser copies of all relevant court papers and other documents relating to the matters set forth in Exhibit F. Except as set forth in Exhibit F, neither Seller nor Company is presently engages in any legal action to recover moneys due Company or for damages sustained by Company.

Fringe Benefit Plans; Employment Contracts

          2.16. Exhibit G attached to this Agreement contains a complete description and copies of all employment agreements in effect with Company and a complete description of all fringe benefits and perquisites available to Company’s officers, directors, and employees (and, if any, furnished to consultants, agents, and independent contractors), whether required by law or otherwise, including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans, use of automobiles, credit cards, expense accounts and allowances, club memberships, sharing of costs or expenses, vacation, and similar benefits, together with the approximate annual cost of each benefit and perquisite. When available, copies of the plans, agreements, or arrangements regarding each benefit are also attached. The provisions and operations of all such programs and plans are in compliance in all material respects with all applicable material laws and government rules and regulations. There are no unfunded pension or similar liabilities regarding any employee of Company. All pension plans have been properly funded as to current and past service costs, have at all times been administered in compliance in all material respects with all applicable requirements of ERISA and any other applicable laws, and Company does not maintain any “pension plan” as defined in ERISA that is unfunded, except as disclosed in Exhibit G. Exhibit G also includes all states in which Company has employees and the status of unemployment insurance accounts in each state.

Receivables

          2.17. Exhibit H attached to this Agreement contains a true and correct list of all accounts receivable of Company. Purchaser shall pay to Seller at an amount equal to the receivables of Company related to the sale of oil and gas attributable to Company’s interest in the oil and gas properties set forth on Exhibit A attached hereto.

Other Liabilities and Obligations

          2.18. Exhibit I attached to this Agreement contains a true and correct list of all liabilities and obligations of Company not disclosed elsewhere in this Agreement of any kind, character, and description whether accrued, absolute, contingent, or otherwise, and whether or not required to be disclosed or accrued in the financial statements of Company, that exceed $5,000.00 to any one creditor. In the case of liabilities that are not fixed, an estimate of the maximum amount that may be payable is also included.

Reserves

          2.19. Exhibit J attached to this Agreement contains a true and correct list of all reserves for contingent liabilities.

Trade Names, Trademarks, Copyrights, and Patents

          2.20. Company owns no trademarks, trademark registrations or applications, service marks, trade names, copyrights, copyright registrations or applications, trade secrets, patents, inventions, industrial models, processes, designs, formulae, and applications for patents (collectively called “Intellectual Properties”).

Bank Accounts

          2.21. Exhibit K attached to this Agreement contains a true and correct list of the names and addresses of all banks or other financial institutions in which Company has an account, deposit, or safe deposit box. Also included are the names of all persons authorized to draw on these accounts or deposits or who have access to them and the account numbers of each account. Purchaser and Seller agree that Seller will withdraw all cash balances from the bank accounts of Company on the day of closing.

Business Operations

          2.22. The business operations of Company are and have been for the past five years in material compliance with all laws, treaties, rulings, directives, and similar regulations of all government authorities having jurisdiction over such business insofar as failure to comply could materially adversely affect Company’s business and future prospects.

Authority

          2.23. Seller and Company each has full power and authority to execute, deliver, and/or consummate this Agreement, subject to the conditions to closing set forth in this Agreement. All reports and returns required to be filed by each with any government and regulatory agency with respect to this transaction have been properly filed. Except as otherwise disclosed in this Agreement, no notice to or approval by any other person, firm, or entity, including governmental authorities, is required of Seller or Company to consummate the transaction contemplated by this Agreement.

Full Disclosure

          2.24. No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

Brokers

          2.25. Seller has retained, has consented to, and has authorized NuEra Petroleum LLC to act on Company’s behalf as a broker or finder in connection with the transactions contemplated by this Agreement. Seller is obligated to compensate such finder via the proceeds from closing. Buyer does not have any obligation to compensate finder in connection with transaction contemplated by this Agreement.

ARTICLE 3

PURCHASER’S REPRESENTATIONS AND WARRANTIES

          Purchaser represents and warrants to Seller that:

Authority

          3.01. Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the Closing Date. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

Broker

          3.02. Neither Purchaser, nor any of Purchaser’s officers, directors, or employees, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

Organization and Standing of Purchaser

          3.03. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, with corporate power to own property and carry on its business as it is now being conducted.

ARTICLE 4

COVENANTS

          Seller covenants with Purchaser that from and after the date of this Agreement until the Closing Date, Seller will and will cause Company to:

Business Operations

          4.01. Operate its business and conduct its activities in the normal course of business and not introduce any material new method of management, operation, or accounting.

Maintenance of Assets and Properties

          4.02. Maintain all tangible assets and properties of Company in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary depreciation, wear, and tear.

Absence of Liens

          4.03. Not sell, pledge, lease, mortgage, encumber, dispose of, or agree to do any of these acts regarding any of the assets or properties of Company, other than in the normal course of business, without the prior written approval of Purchaser.

Preservation of Business

          4.04. Use its best efforts to preserve intact its organization and personnel and to keep available the services of all its employees, agents, independent contractors, and consultants commensurate with Company’s business requirements.

Preservation of Customer Relations

          4.05. Use its best efforts to preserve intact the present customers of Company and the goodwill of all customers and others with respect to the business.

Maintain Insurance

          4.06. Keep in force all policies of insurance covering the Company’s business, properties, and assets, including all insurance listed in this Agreement. If Purchaser so requests in writing, to purchase additional insurance as may be reasonably required at Purchaser’s expense.

Absence of Contractual Obligations

          4.07. Not become obligated on any contract or commitment or incur or agree to incur any liability beyond a period to the Closing Date as defined in Section 7.03 or for an amount in excess of $15,000.00 or make any capital expenditures without the prior written consent of Purchaser.

Performance of Obligations

          4.08. Perform all of its obligations and not make any material amendment to its obligations under all agreements relating to or affecting Company’s customers, business, properties, and assets.

Notification of Litigation

          4.09. Promptly notify Purchaser in writing of any outstanding or threatened claims; legal, administrative, or other proceeding, suits, investigations, inquiries, complaints, notices of violation, or other process; or other judgments, orders, directives, injunctions, or restrictions against or involving Company or its personnel that could adversely affect Company.

Access to Books and Records

          4.11. Make available to Purchaser and its authorized agents and accountants for inspection at reasonable times and under reasonable circumstances the following items with respect to Company: assets; properties; business and financial records; and tax returns, working papers, files, and memoranda of its public accountants and outside legal counsel for the purposes of making an accounting review, and investigation and examination of Company as deemed desirable by Purchaser. Seller will use its best efforts to cause Company’s officers, employees, public accountants, and outside legal counsel to cooperate fully with Purchaser’s examination and to make a full and complete disclosure to Purchaser of all facts regarding the financial condition and business operations of Company.

Employee Compensation

          4.12. Not increase the compensation payable to or to become payable to any executive officer, key employee, or agent; and permit Purchaser to contact such employees, agents, and officers at all reasonable times for the purpose of discussing with them prospective employment by Purchaser on or after the Closing Date. Seller shall use its best efforts to encourage all such persons to accept any employment offered by Purchaser.

Not Solicit

          4.13. Not negotiate with any person or entity, or solicit or entertain any proposal concerning any acquisition in any form of Company.

Resist Brokers

          4.14. Assist and cooperate with Purchaser in resisting any claim of any broker, investment banker, or third party for any brokerage fee, finder’s fee, or commission against Purchaser or Company in connection with the transactions contemplated by this Agreement.

Maintain Employee Benefit Plans

          4.16. Not add or discontinue any pension, welfare, or other employee benefit plans, or make any alteration in any existing pension, welfare, or other employee benefit plans.

Payment of Liabilities and Waiver of Claims

          4.17. Not do, or agree to do, any of the following acts:

(a)	Pay any obligations or liability, fixed or contingent, other than current liabilities.

(b)	Waive or compromise any right or claim.

(c)	Without full payment, cancel any note, loan, or other obligation owing to Company.

Maintain Existing Agreements

          4.18. Not modify, amend, cancel, or terminate any of Company’s existing contracts or agreements, or agree to do so.

Obtain Consents

          4.19. As soon as reasonably practical after the execution of this Agreement and in any event before the Closing Date, obtain the written consents of all persons described in Exhibits to this document and furnish to Purchaser copies of the consents.

Provide Sales and Use Tax Certificates

          4.20. Furnish to Purchaser clearance certificates from the appropriate agencies in all states where Company is qualified to do business and any related certificates that Purchaser may reasonably request as evidence that all sales, use, and other tax liabilities of Company (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for by Company.

ARTICLE 5

CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

          The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the Closing Date, or such earlier date as the context may require.

Representations and Warranties

          5.01. Each of the representations and warranties of Seller in this Agreement, the disclosures contained in the exhibits to this Agreement, and all other information delivered under this Agreement shall be true in all material respects at and as of the Closing Date as though each representation, warranty, and disclosure were made and delivered at and as of the Closing Date.

Compliance With Conditions

          5.02. Company and Seller shall each comply with and perform all agreements, covenants, and conditions in this Agreement required to be performed and complied with by each of them. All requisite action (corporate and other) in order to consummate this Agreement shall be properly taken by Company and Seller. Seller shall deliver to Purchaser a compliance certificate verifying and warranting Seller’s and Company’s compliance.

Suit or Proceeding

          5.03. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall be overtly threatened or commenced that, in the sole discretion of Purchaser and its counsel, would make it inadvisable for Purchaser to Close this transaction.

Government Approvals and Filings

          5.04. All necessary government approvals and filings regarding this transaction shall be received or made prior to the Closing Date in substantially the from applied for to the reasonable satisfaction of Purchaser and its counsel. Any applicable waiting period for the approvals and filings shall be expired.

Corporate and Stockholder Action

          5.05. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall be properly taken by Seller and Company. Purchaser shall receive copies of all appropriate resolutions of Company’s and Seller’s board of directors and shareholders relating to this Agreement. The resolutions shall be certified by their respective corporate secretaries.

Consents of Others

          5.06. Purchaser shall receive written consents from all persons listed in Exhibit E to this Agreement.

Asset Appraisal and Title to Assets

          5.07. At the time of the execution by Purchaser, Purchaser represents and warrants that Purchaser has had the opportunity to review and consider title to Company’s assets, production reports relative to all oil and gas properties owned by Company, operating agreements relative to all oil and gas properties owned by Company, purchase agreements relating to the purchase of the oil and gas properties owned by Company and all other financial and other records relative to the existence and operation by Company of its oil and gas properties, including the existence of payables, lien and litigation. Purchaser has accepted title and other items described hereinabove and further represents that same are not a basis for Purchaser refusing to close the sale described herein.

Board of Directors Resignations

          5.08. On or before the Closing Date, Seller shall secure the resignations of all directors and officers currently serving on the board of directors of Company.

Escrow Agreement

          5.09. Seller and Purchaser shall enter into a mutually agreeable Escrow Agreement with Alan G. Moravcik, Attorney at Law (Escrow Agent), 4305 N. Garfield, Suite 203, Midland, Texas 79705 for the purposes described in Article 9 below. Upon execution of this agreement, Purchaser shall remit a total of 304,000 shares of Doral common stock to the Sellers pro rata to the total number of outstanding Slape Shares owned by each Seller. These shares must be delivered to the escrow agent within 10 business days once dual execution of this agreement has been completed. The issuance of the Deposit Shares to the Sellers will be dependent upon an exemption from the registration requirements of the US Securities Act of 1933 (the “Securities Act”) being available for the issuance of all of the Deposit Shares to all of the Sellers. The Sellers acknowledge and understand that the Deposit Shares will be “restricted securities” as contemplated under Rule 144 of the Securities Act and will be valued by the Buyer and the Sellers at a price of $2.50 per share or $760,000.00 USD. These shares will contain “piggyback registration rights”. If the Acquisition is not completed, the Sellers will be entitled to keep the Deposit Shares, unless the Acquisition is not completed due to a breach by the Seller of any of the terms, conditions, representations, warranties or covenants of the Definitive Agreements (including, but not limited to, the requirement that the Seller obtain all necessary third party consents or authorizations prior to closing) or as a result of the malfeasance of the Seller, (collectively, a “Sellers Breach”). If the Acquisition is completed, or if the Acquisition is not completed due to a Sellers Breach, the Sellers will return all of the Deposit Shares to the Buyer for cancellation. Doral’s common stock trades on the OTC Bulletin Board under the symbol DEGY.

ARTICLE 6

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

          The obligation of Seller to Close under this Agreement is subject to each of the following conditions (any one of which at the option of Seller may be waived in writing by Seller) existing on the Closing Date.

Corporate Action

          6.01. Purchaser shall take appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and shareholders and certified by Purchaser’s corporate secretary, authorizing Purchaser to enter into and complete this transaction.

Government Approvals

          6.02. All necessary government approvals regarding this transaction shall be received prior to the Closing Date, in substantially the form applied for and to the reasonable satisfaction of Purchaser and its counsel.

ARTICLE 7

PARTIES’ OBLIGATIONS AT THE CLOSING

Seller’s Obligations at the Closing

          7.01. At the Closing, Seller shall deliver or cause to be delivered to Purchaser instruments of assignment and transfer of all of the issued and outstanding capital stock of Company, free and clear of all liens, claims, and encumbrances in form and substance satisfactory to Purchaser’s counsel.

          Seller, at any time before or after the Closing Date, shall execute, acknowledge, and deliver to Purchaser, or cause Company to do so, any further deeds, assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by Purchaser. Seller shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement. If requested by Purchaser, Seller further agrees to authorize Purchaser to prosecute or otherwise enforce in Seller’s name for the benefit of Purchaser any claims, rights, or benefits of Company that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller’s name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Purchaser’s expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

Purchaser’s Obligation at Closing

          7.02. At the Closing, Purchaser shall deliver to Seller either a wire, a certified check, or cashier’s check in the amount of $4,700,000.00 USD payable to Seller in federal funds currently available in Texas. Additionally, in addition to the above described amounts, Purchaser shall deliver to Seller the amount equal to the value of Company’s receivables and inventory of crude oil on hand at the date of closing.

1.

7.03 Closing Date - Subject to the conditions set forth in this Definitive Agreement, and subject to the approval of the Purchaser and the Purchaser’s creditors, the closing of the transaction contemplated herein is expected to occur on or before June 30, 2009 (the “Closing Date”). If the Acquisition does not close on or before the Closing Date, the Purchaser will have the right to extend the closing date of the Acquisition to July 31, 2009 by paying to the Seller an installment in the amount of $395,000.00 USD (the “Extension Installment”) on or before July 1, 2009, as follows:

•	$395,000.00 USD to the Sellers pro rata to the total number of outstanding Slape Shares owned by each Seller.

The Extension Installment shall be paid to the Seller as an installment against the Acquisition Price and shall not increase the total Acquisition Price to be paid by the Purchaser for the Acquisition. Should closing not occur, by July 31, 2009, Seller will retain the “Extension Installment” and Buyer understands that it will forfeit all rights associated to these funds. The closing agent for this transaction will be Hockley County Abstract located at 609 Austin Street, Levelland, Texas 79336. All closing funds will be directed to Hockley County Abstract escrow account where upon receipt of funding, shall disperse such funds in accordance per instructions provided by Seller.

ARTICLE 8

SELLER’S OBLIGATIONS AFTER THE CLOSING

Preservation of Goodwill

          8.01. Following the Closing Date, Seller will restrict its activities so the Purchaser’s reasonable expectations with respect to the goodwill, business reputation, employee relations, and prospects connected with the assets and properties purchased under this Agreement will not be materially impaired.

Change of Name

          8.02. Purchaser agrees that 60 days after the Closing Date, it will not use or employ in any manner, directly or indirectly, the name of Company or any variation of the name. Purchaser also agrees that, in order to comply with this covenant, it will take and cause to be taken all necessary action, including filing a withdrawal notice for any assumed name certificate bearing Company’s name or any variant of the name, that Seller has previously filed.

Access to Records

          8.03. From and after the Closing Date, Seller shall allow Purchaser and its counsel, accountants, and other representatives access to records that are, after the Closing Date, in the custody or control of Seller. Seller shall give access as Purchaser reasonably requires in order to comply with its obligations under law or when reasonably necessary for the business operations of Company.

ARTICLE 9

INDEMNIFICATION

Covenant to Indemnify and Hold Harmless

          9.01. Seller covenants and agrees to indemnify, defend, and hold harmless Purchaser and Company from and against any and all claims, suits, losses, judgments, damages, and liabilities including any investigation, legal, and other expenses incurred in connection with and any amount paid in settlement of any claim, action, suit, or proceeding (collectively called “Losses”), other than those Losses disclosed in this Agreements or any Exhibit delivered pursuant to this Agreement, to which Purchaser or Company may become subject, if such Losses arise out of or are based upon any facts and circumstances (or alleged facts and circumstances) that could result in or give rise to a misrepresentation, breach of warranty, or breach of covenant by Seller to Purchaser in this Agreement. This right to indemnification is in addition to any other right available to Purchaser and Company, including the right to sue Seller for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.

Income Taxes

          9.02. Without limiting the provisions of Paragraph 9.01, Seller shall indemnify, defend, and hold harmless Purchaser and Company from and against any Losses to which Company or Purchaser may become subject insofar as such Losses arise out of or are based on any tax on or measured by the net income of Company in any period on or before the Closing Date. The indemnifications provided in this Paragraph 9.02 and in Paragraph 9.01, above, are cumulative and neither provision shall limit or in any other way affect the right of Purchaser and Company under the other provision.

Limitations on Indemnification

          9.03. The maximum cumulative amount of Seller’s liability under this Agreement for any and all Losses, other than Losses arising out of or based upon any federal tax or measure by net income of Company shall be limited to $250,000.00. The obligations of Seller to indemnify Purchaser and Company set forth in this Article 9 shall expire 2 years after the Closing Date unless the obligation to indemnify arises out of or is based on any federal tax on or measured by net income of Company, in which event the obligation to indemnify shall expire 3 years after the Closing Date.

Notifications and Defense of Claims or Actions

          9.04. When Purchaser proposes to assert the right to be indemnified under this Article 9 with respect to third-party claims, actions, suits, or proceedings, Purchaser shall, within 30 days after the receipt of notice of the commencement of the claim, action, suit, or proceeding, notify Seller in writing, enclosing a copy of all papers served or received.

On receipt of the notice, Seller shall have the right to direct the defense of the matter, but Purchaser shall be entitled to participate in the defense and, to the extent that Purchaser desires, to jointly direct the defense with Seller with counsel mutually satisfactory to Purchaser and Seller, at Seller’s expense. Purchaser shall also have the right to employ its own separate counsel in any such action. The fees and expenses of Purchaser’s counsel shall be paid by Purchaser unless: (a) the employment of the counsel has been authorized by Seller; (b) Purchaser has reasonably concluded that there may be a conflict of interest between Seller and Purchaser in the conduct of the defense of such action; or (c) Seller has not, in fact, employed counsel satisfactory to Purchaser to assume the defense of the action. In each of these cases, the fees and expenses of Purchaser’s counsel shall be paid by Seller. Neither Seller nor Purchaser shall be liable for any settlement of any action or claim described in this Article 9 that is effected without their consent.

ARTICLE 10

GENERAL PROVISIONS

Survival of Representations, Warranties, and Covenants

          10.01 The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the Closing Date for the period of time set forth in this Agreement.

Notices

          10.02. All notices that are required or that may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if give in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid as follows:

          If to Seller: Alan G. Moravcik, Attorney at Law, 4305 N. Garfield, Suite 203, Midland, Texas 79705.

          If to Purchaser: E. Will Gray, CEO, Doral Energy Corp., 415 W Wall Street, Suite 500, Midland, Texas 79701.

Assignment of Agreement

          10.03. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

Governing Law

          10.04. This Agreement shall be construed and governed by the laws of the state of Texas.

Amendments; Waiver

          10.05. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

Entire Agreement

          10.06. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreements between the parties to this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understanding between the parties shall be null and void.

Termination of Agreement

          10.07. In the event this Agreement is not closed by June 30, 2009, then this Agreement shall terminate on and as of that date, unless otherwise extended by written agreement by Purchaser and Seller. Any termination shall not affect in any manner any rights and remedies that any party to this Agreement may have at the time of termination. If this agreement terminates as described above, Escrow Agent shall deliver all funds held by Escrow Agent hereunder to Seller and Seller shall be entitled to retain such funds as liquidated damages hereunder.

Purchaser:

5-18-09	By:	/s/ E.W. Gray II
Date
CEO, Doral Energy Corp.
Title

Seller:
Jimmy Slape

5-18-09	By:	/s/ Jimmy Slape
Date

EXHIBIT A

OIL AND GAS PROPERTIES

EXHIBIT "A"

SLAPE OIL COMPANY, INC.
LEASES, WORKING INTERESTS, AND NET REVENUE INTERESTS CONVEYED WITH PURCHASE

LEASE NAME	RRC LEASE NO.	GROSS ACRES	GROSS WORKING INTEREST	NET REVENUE INTEREST	LEASE NRI	COUNTY	LEGAL DESCRIPTION
O'Neil	63522	120	100.000000%	75.000000%	75.000000%	Cochran	Tract 12, Lg. 116, Potter CSL, Cochran County, Texas
Seaboard Wright	03596	160	100.000000%	70.000000%	70.000000%	Cochran	Tract 13, Lg. 96, Mills CSL, Cochran County, Texas
Slaughter 1	116690	160	75.000000%	56.250000%	75.000000%	Cochran	Lab. 22, Lg. 84, Shackelford CSL, Cochran County, Texas
Slaughter 18 #1018	113832	160	75.000000%	56.250000%	75.000000%	Cochran	Lab. 18, Lg. 84, Shackelford CSL, Cochran County, Texas
Slaughter 19 #1019	113859	160	75.000000%	56.250000%	75.000000%	Cochran	Lab. 19, Lg. 84, Shackelford CSL, Cochran County, Texas
Slaughter 20 #1020	113833	160	75.000000%	56.250000%	75.000000%	Cochran	Lab. 20, Lg. 84, Shackelford CSL, Cochran County, Texas
Wright, D.S.	67409	160	100.000000%	70.000000%	70.000000%	Cochran	Tract 14, Lg. 96, Mills CSL, Cochran County, Texas
Wright, D.S. "C"	65311	480	100.000000%	70.000000%	70.000000%	Cochran	Lab. 8, Lg. 96, A-90, Mills CSL, & Lab. 26 &27, Lg. 97, A-82, Brewster CSL, Cochran County, Texas
Deloache, J.I. NCT-3	64138	160	48.180554%	33.007100%	68.507100%	Hockley	Lab. 2, Lg. 78, Reeves CSL, Hockley County, Texas
Deloache, James I.	64548	320	100.000000%	70.000000%	70.000000%	Hockley	Lab.10 &14, Lg.81, Shakelford CSL, Hockley County, Texas
Gem Lawson	65079	160	48.275862%	35.000000%	72.500000%	Hockley	Lab. 9, Lg. 73, Haskel CSL, Hockley County, Texas
Ivey	65067	160	37.077450%	25.408000%	68.526827%	Hockley	Lab. 16, Lg. 78, Reeves CSL, Hockley County, Texas
Lawson "A" #3	67411	40	46.601766%	30.678880%	65.832011%	Hockley	Lab. 9, Lg. 73, Haskel CSL, Hockley County, Texas
Lawson #1	119124	40	82.000000%	57.420000%	70.024390%	Hockley	Lab. 10, Lg. 73, Haskel CSL, Hockley County, Texas
Lawson (Gas)	63702	40	50.768498%	30.678880%	60.428970%	Hockley	Lab. 9, Lg. 73, Haskel CSL, Hockley County, Texas
Lawson 1010 (Gas)	078224	40	100.000000%	70.870000%	70.870000%	Hockley	Lab. 10, Lg. 73 Haskel CSL, Hockley County, Texas
Palmer	61877	40	47.794118%	32.500000%	68.000000%	Hockley	Lab. 8, Lg. 33, Baylor CSL, Hockley County, Texas
Phillips	61415	160	48.573975%	34.062500%	70.125000%	Hockley	Lab. 11, Lg. 28, Hood CSL, Hockley County, Texas
Scott	60824	160	51.240809%	34.843750%	68.000000%	Hockley	SW/4 Sec. 9, Blk-A, RM Thompson Survey, Hockley County Texas
Slaughter, George M.	65198	40	100.000000%	70.000000%	70.000000%	Hockley	Lab. 6, Lg. 84, Shackelford CSL, Hockley County, Texas
Slaughter, George M., III	65043	80	33.500000%	19.950000%	59.552239%	Hockley	Lab. 6, Lg. 84, Shackleford CSL, Hockley County, Texas
Spitler	64503	160	95.000000%	70.000000%	73.684211%	Hockley	Lab.11, Lg.81 Reeves CSL, Hockley County, Texas
Stanley	63766	80	47.267885%	32.772400%	69.333333%	Hockley	S 1/2 Lb. 2, Lg. 73, Haskel CSL, Hockley County, Texas
Stanley "A"	64677	80	32.444905%	22.361200%	68.920528%	Hockley	N 1/2 Lb. 2, Lg. 73, Haskel CSL, Hockley County, Texas
Tunnell	62297	160	100.000000%	70.000000%	70.000000%	Hockley	Lab. 14, Lg. 735, State Capitol Land, Hockley County, Texas
Whitley	65269	40	38.657579%	29.402500%	76.058824%	Hockley	SW/4, SE/4, Sec. 9, Blk-A, RM Thompson Survey, Hockley County, Texas
Wright #1	073322	40	100.000000%	75.000000%	75.000000%	Hockley	SE/4, Lab. 11, Lg. 73, Haskel CSL, Hockley Counuty, Texas
TOTAL Gross Acreage		3,560	Gross Acres
TOTAL Net Acreage		2,722	Net Acres

EXHIBIT B

Other Tangible Personal Property

          All other tangible personal property of the Seller is located on the leases described in Exhibit A hereto, to the extent of Company’s interest therein.

EXHIBIT C

INTANGIBLE ASSETS

None

EXHIBIT D

INSURANCE POLICIES

Bituminous Insurance Company
Commercial General Liability
Policy #xxxxxxxxxxx
Effective x/x/xx – x/x/xx

National American Insurance Company
Commercial General Liability
Policy #xxxxxxxxxx
x/xx/xx – x/xx/xx

EXHIBIT E

CONTRACTS OBLIGATING COMPANY

None

EXHIBIT F

LITIGATION TO WHICH COMPANY IS A PARTY

None

EXHIBIT G

EMPLOYMENT AGREEMENTS, ETC.

None

EXHIBIT H

RECEIVABLES

          Amounts due and owing from the following purchasers of crude, natural gas or condensate for production prior to the date of the closing hereof but unpaid as of the date of the closing hereof. Any and all amounts due from working interest owners in any of the leases for services prior to closing date.

Conoco Phillips Company

Versado Gas Processors, LLC

Occidental Permian, Ltd.

EXHIBIT I

LIABILITIES OF COMPANY

None

EXHIBIT J

RESERVES

None

EXHIBIT K

BANK ACCOUNTS

City Bank-Levelland

Acct # xxxxxxxx
Acct # xxxxxxxx

Persons authorized to draw on the accounts:

Jimmy Slape
xxxxx xxxxx
xxxx xxxxx
xxxxxx xxxxxxxx